                                                                    EXHIBIT 99.2


Report of Independent Public Accountants

To Phobos Corporation:

We have audited the accompanying balance sheets of Phobos Corporation (a Utah corporation) as of December 31, 1999 and 1998, and the related statements of operations, redeemable convertible preferred stock and shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phobos Corporation as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Salt Lake City, Utah
/S/ ARTHUR ANDERSEN, LLP
December 20, 2000

PHOBOS CORPORATION

Balance Sheets

                                                                                                 December 31,
                                                                   September 30,      ------------------------------------
                                                                       2000                 1999                 1998
                                                                   ----------------    -----------------    --------------
                                                                    (unaudited)
                                    ASSETS
CURRENT ASSETS:
   Cash                                                              $    653,840        $    614,185         $    457,966
   Accounts receivable, net of allowance of $173,000,
     $23,000 and $0, respectively                                         494,178             258,498              168,978
   Inventory                                                            1,969,675             734,225              154,910
   Prepaid expenses                                                       240,663             425,000              249,051
                                                                 ----------------    ----------------     ----------------
                Total current assets                                    3,358,356           2,031,908            1,030,905
                                                                 ----------------    ----------------     ----------------
PROPERTY AND EQUIPMENT:
   Equipment, furniture and fixtures                                      963,790             781,965              310,840
   Software                                                               110,109             110,109                  -
   Leasehold improvements                                                 562,229              27,182               27,182
                                                                 ----------------    ----------------     ----------------
                                                                        1,636,128             919,256              338,022
   Less accumulated depreciation and amortization                        (684,599)           (379,834)            (173,187)
                                                                 ----------------    ----------------     ----------------
                Net property and equipment                                951,529             539,422              164,835
                                                                 ----------------    ----------------     ----------------
                                                                     $  4,309,885        $  2,571,330         $  1,195,740
                                                                 ================    ================     ================

                     LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Accounts payable                                                  $  4,776,727        $    982,405         $    378,390
   Accrued payroll and related benefits                                   866,651             169,833               38,272
   Other accrued liabilities                                              564,069              42,195               63,896
   Note payable to shareholder                                                  -                   -                7,453
   Current portion of capital lease obligations                            41,204              28,359               29,584
                                                                 ----------------    ----------------     ----------------
                Total current liabilities                               6,248,651           1,222,792              517,595
CONVERTIBLE NOTES PAYABLE, net of discount of $614,027                  7,925,948                   -                    -
CAPITAL LEASE OBLIGATIONS, net of current portion                          20,669              35,168               15,564
                                                                 ----------------    ----------------     ----------------
                Total liabilities                                      14,195,268           1,257,960              533,159
                                                                 ----------------    ----------------     ----------------
COMMITMENTS AND CONTINGENCIES (Notes 2, 5 and 11)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
   Series A, $1,000 par value; 4,000 shares authorized,
     4,000, 4,000 and 2,000 shares issued and outstanding,
     respectively, liquidation preference of $4,417,905,
     $4,226,975 and $2,015,918, respectively                            4,389,874           4,178,764            1,992,256
   Series B, $1,000 par value; 8,000 shares authorized,
     6,750 and 6,750 shares issued and outstanding in
     2000 and 1999, liquidation preference of $6,750,000
     in 2000 and 1999                                                   6,746,570           6,743,809                    -
   Series C, $1,000 par value; 6,000 shares authorized,
     6,000 shares issued and outstanding in 2000,
     liquidation preference of $6,000,000 in 2000                       5,702,504                   -                    -
                                                                 ----------------    ----------------     ----------------
                Total redeemable convertible preferred stock           16,838,948          10,922,573            1,992,256
                                                                 ----------------    ----------------     ----------------
SHAREHOLDERS' DEFICIT:
   Common stock, no par value; 100,000,000 shares
     authorized, 9,138,041, 9,128,041 and 9,119,141
     shares issued and outstanding, respectively                        5,481,383           4,053,724            1,371,600
   Deferred compensation                                                 (430,667)           (630,981)             (67,177)
   Accumulated deficit                                                (31,775,047)        (13,031,946)          (2,634,098)
                                                                 ----------------    ----------------     ----------------
                Total shareholders' deficit                           (26,724,331)         (9,609,203)          (1,329,675)
                                                                 ----------------    ----------------     ----------------
                                                                     $  4,309,885        $  2,571,330         $  1,195,740
                                                                 ================    ================     ================

See accompanying notes to financial statements.

PHOBOS CORPORATION

Statements of Operations

                                               Year Ended December 31,                Nine Months Ended September 30,
                                        --------------------------------------     ---------------------------------------
                                              1999                 1998                 2000                  1999
                                        -----------------     ----------------     ----------------    -------------------
                                                                                     (unaudited)          (unaudited)
REVENUES:
   Products                             $      1,376,952      $      1,245,953     $      1,927,428    $        833,310
   Services                                            -                79,825                    -                   -
                                        ----------------      ----------------     ----------------    ----------------
         Total revenues                        1,376,952             1,325,778            1,927,428             833,310
                                        ----------------      ----------------     ----------------    ----------------
COST OF REVENUES:
   Products                                    1,052,440               818,648            3,504,968             551,382
   Services                                            -                14,215                    -                   -
                                        ----------------      ----------------     ----------------    ----------------
         Total cost of revenues                1,052,440               832,863            3,504,968             551,382
                                        ----------------      ----------------     ----------------    ----------------
              Gross margin (deficit)             324,512               492,915           (1,577,540)            281,928
                                        ----------------      ----------------     ----------------    ----------------
OPERATING EXPENSES:
   Product development                         5,258,834             1,779,702            6,280,152           3,546,582
   Sales and marketing                         2,102,721             1,030,173            4,913,209           1,343,616
   General and administrative                  1,512,494               337,777            5,014,374           1,172,587
                                        ----------------      ----------------     ----------------    ----------------
         Total operating expenses              8,874,049             3,147,652           16,207,735           6,062,785
                                        ----------------      ----------------     ----------------    ----------------
LOSS FROM OPERATIONS                          (8,549,537)           (2,654,737)         (17,785,275)         (5,780,857)
                                        ----------------      ----------------     ----------------    ----------------
OTHER INCOME (EXPENSE):
   Interest income                                21,463                11,799               64,030              10,494
   Interest expense                              (27,989)              (11,445)            (682,353)            (19,763)
   Other                                               -                79,492                    -                   -
                                        ----------------      ----------------     ----------------    ----------------
         Other income (expense), net              (6,526)               79,846             (618,323)             (9,269)
                                        ----------------      ----------------     ----------------    ----------------
NET LOSS                                      (8,556,063)           (2,574,891)         (18,403,598)         (5,790,126)
PREFERRED STOCK DIVIDENDS                     (1,841,785)              (15,918)            (339,503)         (1,766,146)
                                        ----------------      ----------------     ----------------    ----------------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS                          $    (10,397,848)     $     (2,590,809)    $    (18,743,101)   $     (7,556,272)
                                        ================      ================     ================    ================

See accompanying notes to financial statements.

PHOBOS CORPORATION

Statements of Redeemable Convertible Preferred Stock and Shareholders' Deficit

                                        Redeemable Convertible
                                           Preferred Stock            Common Stock        Deferred     Accumulated
                                        ----------------------  ----------------------
                                         Shares      Amount       Shares      Amount    Compensation     Deficit        Total
                                        --------   -----------  ----------  ----------  ------------  -------------  ------------
Balance, December 31, 1997                     -   $         -   6,000,000  $   30,000    $       -   $    (43,289)  $    (13,289)
Issuance of common stock for cash,
  net of offering costs of $40,000             -             -   2,938,627   1,185,000            -              -      1,185,000
Issuance of common stock upon
  conversion of related-party notes
  payable                                      -             -     179,914      75,000            -              -         75,000
Issuance of common stock upon
  exercise of stock options                    -             -         600         550            -              -            550
Issuance of Series A preferred
  stock upon conversion of
  related-party notes payable                154       153,846           -           -            -              -              -
Issuance of Series A preferred
  stock for cash, net of offering
  costs of $23,662                         1,846     1,822,492           -           -            -              -              -
Preferred stock dividends                      -        15,918           -           -            -        (15,918)       (15,918)
Deferred compensation related to
  stock option grants                          -             -           -      81,050      (81,050)             -              -
Amortization of deferred
  compensation                                 -             -           -           -       13,873              -         13,873
Net loss                                       -             -           -           -                  (2,574,891)    (2,574,891)
                                        --------   -----------  ----------  ----------    ---------   ------------   ------------
Balance, December 31, 1998                 2,000     1,992,256   9,119,141   1,371,600      (67,177)    (2,634,098)    (1,329,675)
Issuance of common stock options
  for services                                 -             -           -     256,532            -              -        256,532
Issuance of common stock upon
  exercise of stock options                    -             -       8,900       6,150            -              -          6,150
Issuance of Series A preferred
  stock for cash, net of offering
  costs of $38,610                         2,000     1,961,390           -           -            -              -              -
Issuance of Series B preferred
  stock for cash, net of offering
  costs of $6,191                          6,750     6,743,809           -           -            -              -              -
Series A preferred stock beneficial
  conversion feature                           -             -           -   1,616,667            -     (1,616,667)             -
Preferred stock dividends                      -       225,118           -           -            -       (225,118)      (225,118)
Deferred compensation related to
  stock option grants                          -             -           -     802,775     (802,775)             -              -
Amortization of deferred
  compensation                                 -             -           -           -      238,971              -        238,971
Net loss                                       -             -           -           -            -     (8,556,063)    (8,556,063)
                                        --------   -----------  ----------  ----------    ---------   ------------   ------------
Balance, December 31, 1999                10,750    10,922,573   9,128,041   4,053,724     (630,981)   (13,031,946)    (9,609,203)
Issuance of common stock warrants
  for services and in connection
  with the issuance of debt
  (unaudited)                                  -             -           -   1,358,159            -              -      1,358,159
Issuance of common stock upon
  exercise of stock options
  (unaudited)                                  -             -      10,000       5,000            -              -          5,000
Issuance of Series C preferred
  stock for cash, net of offering
  costs of $423,128 (unaudited)            6,000     5,576,872           -           -            -              -              -
Preferred stock dividends (unaudited)          -       339,503           -           -            -       (339,503)      (339,503)
Deferred compensation related to
  stock option grants (unaudited)              -             -           -      64,500      (64,500)             -              -
Amortization of deferred compensation
  (unaudited)                                  -             -           -           -      264,814              -        264,814
Net loss (unaudited)                           -             -           -           -            -    (18,403,598)   (18,403,598)
                                        --------   -----------  ----------  ----------    ---------   ------------   ------------
Balance, September 30, 2000
  (unaudited)                             16,750   $16,838,948   9,138,041  $5,481,383    $(430,667)  $(31,775,047)  $(26,724,331)
                                        ========   ===========  ==========  ==========    =========   ============   ============


See accompanying notes to financial statements.

PHOBOS CORPORATION

Statements of Cash Flows

                                                          Year Ended December 31,                Nine Months Ended September 30,
                                                   --------------------------------------     --------------------------------------
                                                          1999                1998                  2000                 1999
                                                   ------------------   -----------------     -----------------     ----------------
                                                                                                 (unaudited)           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $   (8,556,063)      $  (2,574,891)         $ (18,403,598)      $   (5,790,126)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization                         206,647             128,039                304,765              138,478
     Amortization of deferred compensation                 238,971              13,873                264,814              155,032
     Amortization of debt discount                               -                   -                497,768                    -
     Non-cash expenses related to the
       issuance of stock options and warrants              256,532                   -                246,364              256,532
     Changes in operating assets and liabilities:
       Accounts receivable                                 (89,520)            (19,226)              (235,680)              22,554
       Inventory                                          (579,315)           (106,040)            (1,235,450)            (469,505)
       Prepaid expenses                                   (175,949)           (185,696)               184,337             (189,348)
       Accounts payable                                    604,015             140,308              3,794,322              847,297
       Accrued payroll and related benefits                131,561             (26,426)               696,818              132,060
       Other accrued liabilities                           (21,701)           (124,341)               521,874               (7,134)
                                                   ------------------   -----------------     -----------------     ----------------
           Net cash used in operating
             activities                                 (7,984,822)         (2,754,400)           (13,363,666)          (4,904,160)
                                                   ------------------   -----------------     -----------------     ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                     (520,887)            (73,467)              (687,872)            (278,314)
   Proceeds from related-party note
     receivable                                                  -              38,192                      -                    -
                                                   ------------------   -----------------     -----------------     ----------------
           Net cash used in financing
                activities                                (520,887)            (35,275)              (687,872)            (278,314)
                                                   ------------------   -----------------     -----------------     ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings under line of
     credit                                                 75,000              77,000                      -                    -
   Repayments under line of credit                         (75,000)            (93,287)                     -                    -
   Proceeds from issuance of notes payable
     to shareholders                                       400,000             310,000                      -              400,000
   Repayments of notes payable to
     shareholders                                         (407,453)            (75,000)                     -               (7,453)
   Proceeds from issuance of convertible
     notes payable                                               -                   -              8,789,975                    -
   Repayments of convertible notes payable                       -                   -               (250,000)                   -
   Principal payments on capital lease
     obligations                                           (41,968)            (71,925)               (30,654)             (31,309)
   Proceeds from the issuance of series A
     preferred stock, net of offering costs              1,961,390           1,822,492                      -            1,961,390
   Proceeds from the issuance of series B
     preferred stock, net of offering costs              6,743,809                   -                      -            2,559,741
   Proceeds from the issuance of Series C
     preferred stock, net of offering costs                      -                   -              5,576,872                    -
   Proceeds from the issuance of common
     stock, net of offering costs                                -           1,185,000                      -                    -
   Proceeds from the exercise of stock
     options                                                 6,150                 550                  5,000                3,650
                                                   ------------------   -----------------     -----------------     ----------------
           Net cash provided by financing
                  activities                             8,661,928           3,154,830             14,091,193            4,886,019
                                                   ------------------   -----------------     -----------------     ----------------

NET INCREASE (DECREASE) IN CASH                            156,219             365,155                 39,655             (296,455)
CASH, beginning of period                                  457,966              92,811                614,185              457,966
                                                   ------------------   -----------------     -----------------     ----------------
CASH, end of period                                 $      614,185       $     457,966          $     653,840       $      161,511
                                                   ==================   =================     =================     ================

See accompanying notes to financial statements.

PHOBOS CORPORATION

Statements of Cash Flows (continued)
                                                       Year Ended December 31,                 Nine Months Ended September 30,
                                              ------------------------------------------    ---------------------------------------
                                                     1999                    1998                 2000                  1999
                                              --------------------     -----------------    ------------------     ----------------
                                                                                               (unaudited)           (unaudited)
Supplemental Disclosure of Cash Flow
  Information:
     Cash paid for interest                    $       26,725           $       11,598       $       10,656        $        6,174

Supplemental Schedule of Noncash Investing
  and Financing Activities:
     Issuance of 179,914 shares of common
       stock upon conversion of
       related-party note payable              $            -           $       75,000       $            -        $            -
     Issuance of 154 shares of Series A
       preferred stock upon conversion of
       related-party note payable              $            -           $      153,846       $            -        $            -
     Series A preferred stock beneficial
       conversion feature                      $    1,616,667           $            -       $            -        $    1,616,667
     Preferred stock dividends                 $      225,118           $       15,918       $      339,503        $      149,479
     Property and equipment acquired under
       capital lease arrangements              $       60,347           $       61,995       $       29,000        $       60,347
     Issuance of common stock warrants
       granted in connection with
       convertible notes payable               $            -           $            -       $    1,111,795        $            -

See accompanying notes to financial statements.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)

(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

Phobos Corporation ("Phobos" or the "Company") was incorporated in Utah on May 27, 1992 under the name of Ikon West, Inc. and changed its name to Phobos Corporation on March 26, 1997. Phobos designs, develops and sells scaleable internet traffic management ("ITM") solutions for internet service providers, application service providers, e-commerce companies and web hosting and enterprise network operations centers. The Company's hardware devices provide network and internet systems administrators the ability to manage computer data flow, security and reliability to assure the maximum availability and optimum performance of enterprise and web servers.

Effective November 14, 2000 and pursuant to an agreement of merger dated October 16, 2000 between the Company and SonicWALL, Inc. ("SonicWALL"), a California corporation, all outstanding shares of common stock of the Company (including shares of common stock issuable upon the conversion of all outstanding shares of all series of the Company's preferred stock and issuable upon the exercise of warrants outstanding) and stock options were exchanged for an aggregate of 12,200,000 shares of common stock, stock options and warrants to purchase common stock of SonicWALL and approximately $30 million in cash. In addition, the holders of the Company's common stock, stock options and warrants to purchase the Company's common stock may receive an additional earn-out consideration of up to $20 million in cash upon the Company's achievement of certain 2001 quarterly revenue targets.

(2)  SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Statements

The unaudited interim financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States. The results of operations for the nine months ended September 30, 2000 and 1999 are not necessarily indicative of the results to be expected for any entire year.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the debt approximates fair values based on current rates for similar instruments.

Inventory

Inventory consists primarily of completed products. Inventory is stated at the lower of cost (using the first-in, first-out method) or market value. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of net realizable value could change in the near term.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Equipment, furniture and fixtures and software are depreciated using the straight-line method over the estimated useful life of the asset, typically two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the applicable lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of December 31, 1999 and September 30, 2000, the Company did not consider any of its long-lived assets to be impaired.

Revenue Recognition

Revenue from the sale of products, including sales to distributors, retail dealers, and end-users, is recognized upon shipment when no significant obligations remain and collection of the receivable is probable. In instances where a significant obligation exists, revenue recognition is delayed until the obligation has been satisfied. Sales to distributors are subject to agreements allowing limited rights of return and price protection. Allowances for estimated future returns and exchanges are provided at the time of sale based on the Company's return policies.

During 1998, revenues from customer maintenance and support fees were recognized ratably over the period of the contract. Revenues from other services, including training and consulting, were recognized as the services were performed. In March 1998, the Company sold its rights and obligations to its customer maintenance and support to a former employee for a net gain of $79,492.

Advertising Costs

Advertising costs are expensed as incurred and totaled $113,133 and $30,690 for the years ended December 31, 1999 and 1998, respectively.

Warranty Costs

The Company provides a two-year limited warranty on its products. The Company accrues for warranty costs based on estimated warranty return rates and costs to repair.

Stock-Based Compensation Plans

The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations. Under APB No. 25, compensation related to stock options, if any, is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock and amortized to expense over the vesting period. Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock Based Compensation" requires pro forma information regarding net loss as if the Company had accounted for its stock options granted under the fair value method. This pro forma disclosure is presented in Note 9 to the financial statements.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


During the years ended December 31, 1999 and 1998 and the nine months ended September 30, 2000, the Company granted 506,000, 223,000 and 43,000 options, respectively, with exercise prices below the estimated fair market value on the measurement date resulting in $802,775, $81,050 and $64,500, respectively, in deferred compensation. This deferred compensation has been recorded as a component of shareholders' deficit and will be expensed over the vesting period of the underlying stock options.

The Company accounts for its stock-based compensation issued to other than employees using the fair value method in accordance with SFAS No. 123. Under SFAS No. 123, stock-based compensation is determined as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measureable. The measurement date for these issuances is the earlier of either the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient's performance is complete.

Income Taxes

The Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the income tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted income tax rates that will be in effect when the differences are expected to reverse. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Concentration of Credit Risk

In the normal course of business, the Company offers credit terms on the sale of its products to its customers. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable. To date, credit losses have been within management's expectations.

During the year ended December 31, 1999, the Company had sales to three individual customers that accounted for 27 percent, 23 percent and 10 percent of revenues. One of these customers accounted for 52 percent of accounts receivable at December 31, 1999. During the year ended December 31, 1998, the Company had sales to two individual customers that accounted for 66 percent and 11 percent of revenues. During the nine months ended September 30, 2000, the Company had sales to one customer that accounted for 43 percent of revenues. This customer accounted for 81 percent of accounts receivable at September 30, 2000. No other customer accounted for greater than 10 percent of revenues or receivables during either year ended December 31, 1999 or 1998 or during the nine months ended September 30, 2000.

During the years ended December 31, 1999 and 1998 and the nine months ended September 30, 2000, the Company had sales to international customers of approximately 19 percent, 18 percent and 10 percent of total revenues, respectively.

Concentration of Manufacturing

The Company currently purchases several key components from single or limited sources and is dependent upon the supply from these sources to meet its needs. The Company also relies on a third party manufacturing vendor to manufacture its products. In the future, the Company may encounter shortages and delays in obtaining components and assembling products that could materially adversely affect its ability to meet customer orders. Additionally, due to the lack of manufacturing history of certain of its products, the Company may also have difficulty in insuring timely delivery and quality control which could materially and adversely affect its operating results and financial condition.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


derivatives) and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a material impact on the Company's results of operations, financial position or liquidity.

(3)      LINE OF CREDIT

In 1996, the Company obtained a line of credit from a bank. The line of credit provided for maximum borrowings of $50,000. The line of credit bore interest at the bank's prime rate plus three percent. Borrowings under the line of credit were guaranteed by two shareholders/officers of the Company. As of December 31, 1998, the Company had no amounts outstanding under the line of credit. In March 1999, the line of credit agreement was amended to increase the maximum borrowings to $75,000. The line of credit was terminated in August 1999.

(4)      RELATED-PARTY NOTES PAYABLE

In January 1998, the Company borrowed $100,000 from two shareholders. The notes carried interest at an annual rate of 12 percent and were due in March 1998. In March 1998, $75,000 in principal was converted into 179,914 shares of common stock, at a price of $0.42 per share and the remaining balance of $25,000 plus accrued interest was paid in cash.

In September 1998, the Company borrowed $160,000 from the same two shareholders. The borrowings did not bear any terms in regards to repayment or interest; however, the Company recorded interest at an annual rate at 10 percent on these borrowings. In October 1998, $152,547 of borrowings plus $1,299 of accrued interest were converted into 154 shares of Series A convertible redeemable preferred stock. The remaining balance of $7,453 was owed to one individual and was paid in full in January 1999.

In June 1998, the Company borrowed $50,000 from four officers/shareholders on a short-term basis. The borrowings did not bear any terms in regards to repayment or interest. The Company repaid these amounts in 1998.

In April 1999, the Company borrowed $250,000 from a shareholder. These borrowings bore an interest rate of 10 percent and were due November 30, 1999. In August 1999, the Company borrowed another $150,000 under the same terms. In November 1999, the Company repaid both loans and the related accrued interest.

(5)      CONVERTIBLE NOTES PAYABLE

During June 2000 through October 2000, the Company borrowed funds totaling $9,014,975 of which $8,789,975 was borrowed prior to September 30, 2000. Of the amounts borrowed, $250,000 had been repaid as of September 30, 2000 and $1,000,000 was repaid subsequent to September 30, 2000. Of the total proceeds, $8,180,975 was received from shareholders of the Company. The notes were due on December 31, 2000 and bore interest at a rate of 10 percent. The notes were convertible into shares of the common stock of the Company in connection with a financing event, defined as a series of related transactions in which the Company issues debt or equity securities for consideration that equal or exceeds $15,000,000 at the rate of 90 percent of the price paid by the purchasing parties. The notes were also immediately due and payable upon a change in control, defined as a reorganization in which the Company's shareholders become minority holders of the successor corporation as a result of the merger. Prior to the acquisition of the Company by SonicWALL, all of the noteholders elected to convert their notes into 1,125,359 shares of the Company's common stock.

In connection with the issuance of the convertible notes described above, the noteholders received warrants to purchase an aggregate of 156,796 shares of the Company's common stock at a price of $0.01 per share. These warrants expire five years from the date of issuance. The value of these warrants was determined to be $946,998 based on the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 6.2 percent; expected dividend yield of 0 percent; volatility of 60 percent and expected exercise lives of five years. The value of the warrants has been recorded as a debt discount and is being amortized to interest expense over the term of the notes. As of September 30, 2000, $431,849 of the debt discount had been amortized. Upon the acquisition of the Company, the warrant holders received warrants of SonicWALL at an exchange rate equivalent to the number of shares received by the shareholders of the Company.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


On October 16, 2000, the Company borrowed funds totaling $6,500,000 that were due on April 30, 2001. Of the total proceeds, $3,000,000 was received from shareholders of the Company. The principal was convertible at the rate of $7.25 per share.

Of the convertible notes payable proceeds, $1,225,000 was paid to shareholders of the Company for consulting services related to the placement of the convertible notes and other services.

Prior to the Company's acquisition by SonicWALL, all of the noteholders elected to convert their notes into 896,552 shares of the Company's common stock. Accordingly, the convertible notes payable outstanding balance at September 30, 2000 has been classified as a long-term liability in the accompanying September 30, 2000 balance sheet.

(6)      CAPITAL LEASE OBLIGATIONS

Certain office and computer equipment are leased under capital lease arrangements. During the years ended December 31, 1999 and 1998, the Company acquired equipment totaling $60,347 and $61,995, respectively, under capital lease arrangements.

Future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1999 are as follows:

       Year Ending December 31,
       ------------------------
                2000                                              $   32,918
                2001                                                  27,751
                2002                                                   9,654
                                                                  --------------
       Total minimum lease payments                                   70,323
       Less amounts representing interest                             (6,796)
                                                                  --------------
       Present value of net minimum lease payments                    63,527
       Less current portion                                          (28,359)
                                                                  --------------
       Capital lease obligations - long-term                      $   35,168
                                                                  ==============

Net assets recorded under capital leases at December 31, 1999 was $91,261, net of accumulated depreciation of $41,105.

(7)       REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company's articles of incorporation provide for the issuance of shares of preferred stock in one or more series. The Company's Board of Directors is authorized to designate and determine the preferences, limitations and relative rights granted to or imposed upon any series of preferred stock or the increase or decrease in the number of shares constituting any series of preferred stock.

The Company's Board of Directors has authorized 100,000 shares as preferred stock and has designated 4,000 shares as Series A preferred stock ("Series A"), 8,000 shares as Series B preferred stock ("Series B") and 6,000 shares as Series C preferred stock ("Series C").

Prior to the acquisition of the Company by SonicWALL, all shares of all series preferred stock together with dividends thereon were converted into an aggregate of 4,872,075 shares of the Company's common stock.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


Rights and Preferences

Mandatory Redemption

All outstanding shares of Series A, B and C were required to be redeemed on December 31, 2001, at an amount equal to the original issue price per share plus, for Series A, all dividends thereon, whether or not declared or approved by the Company's Board of Directors.

Conversion

The holders of Series A, B and C shares were entitled to, at any time, convert their shares into the number of shares of common stock equal to the original issue price divided by $1.50, $6.50 and $6.90, respectively, which conversion price was subject to adjustment in the case of stock splits or similar events.

Dividends

The holders of Series A shares were entitled to receive, when, as and if declared by the Company's Board of Directors, cumulative cash dividends at the rate of six percent per year based on the par value of $1,000 per share. Such dividends, when, as and if declared were payable in quarterly installments in arrears on the first day of each calendar quarter.

The holders of Series B and C shares were not entitled to receive any dividends; additionally, the Company could not pay a cash dividend on its common stock unless concurrently therewith a dividend is declared and paid on Series A, B and C on an as-converted basis.

The accretion of offering costs associated with the issuance of Series A, B and C has been included as a preferred stock dividend in the accompanying financial statements.

No dividends have been declared or paid through September 30, 2000.

Preferences

In the event of a liquidation, dissolution or winding up of the Company, the holders of each share of Series A, B and C were entitled to be paid an amount equal to the original issue price per share plus, for Series A, all declared, but unpaid dividends thereon, prior to any payment or distribution of any available funds and assets to any holders of common stock.

Voting Rights

The holders of Series A, B and C shares were not entitled to vote on any matter submitted to a vote of shareholders, provided that the Company would not amend the articles of incorporation as to adversely affect the rights of or create a class of stock with preference to their respective shares or to create series of preferred stock.

Series A

During October and December 1998, the Company issued a total of 2,000 shares of Series A, at a price of $1,000 per share, for aggregate proceeds of $2,000,000 consisting of $1,846,154 in cash and the conversion of $153,846 in related-party notes payable (see Note 4). The Company incurred offering costs of $23,662 related to these issuances that have been offset against the total proceeds.

During March and May 1999, the Company issued an additional 2,000 shares of Series A at a price of $1,000 per share, for $2,000,000 in cash, less offering costs of $38,610 that have been offset against the total proceeds. The Series A issuances in 1999 were convertible into shares of common stock at a price less than the fair value of the common stock on the date of issuance. Accordingly, the Company recorded a preferred stock dividend of $1,616,667 related to this beneficial conversion feature.

Prior to the acquisition of the Company by SonicWALL, all of the Series A shares together with dividends thereon were converted into 2,964,048 shares of the Company's common stock.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


Series B

During September through December 1999, the Company issued 6,750 shares of Series B at a price of $1,000 per share, for cash in the amount of $6,750,000, less offering costs of $6,191 that have been offset against the total proceeds.

Prior to the acquisition of the Company by SonicWALL, all of the Series B shares were converted into 1,038,462 shares of the Company's common stock.

Series C

In February 2000, the Company issued 6,000 shares of Series C redeemable preferred stock, at a price of $1,000 per share, for cash in the amount of $6,000,000 less offering costs of $423,128 which have been offset against the total proceeds.

Prior to the acquisition of the Company by SonicWALL, all of the Series C shares were converted into 869,565 shares of the Company's common stock.

(8)  SHAREHOLDERS' EQUITY

Common Stock Issuance

In March 1998, the Company issued 3,118,541 shares of common stock, at a price of $0.42 per share, for aggregate proceeds of $1,300,000 consisting of $1,225,000 in cash and the conversion of $75,000 in related-party notes payable, less offering costs of $40,000 which have been offset against the total proceeds.

Common Stock Warrants

During the nine months ended September 30, 2000, the Company granted warrants to purchase 111,387 shares of common stock to non-employees for consulting and services related to the placement of convertible notes payable (see Note 5). These warrants expire in January 2006 and have a weighted-average exercise price of $4.97 per share. The value of these warrants was determined to be $411,161 based on the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.3 percent; expected dividend yield of 0 percent; volatility of 60 percent and expected exercise lives of five years. The value of the warrants related to consulting services was $246,364 and was expensed by the Company on the date the related services were performed. The value of the warrants related to the placement of convertible notes payable was $164,797 and was recorded as a debt discount and is being amortized to interest expense over the term of the notes.

Subsequent to September 30, 2000, the Company granted a warrant to purchase 12,600 shares of common stock to a consulting firm for past services. These warrants expire in January 2006. The value of these warrants was determined to be $140,890 based on the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; volatility of 60 percent and an expected exercise life of five years. The value of the warrants was expensed on the date the services were performed.

Stock Split

On January 23, 1998, the Company effected a 300-for-1 stock split of the Company's then outstanding common stock. The effects of this share split have been retroactively reflected in the accompanying financial statements and in these notes.

Increase in Authorized Shares of Common Stock

On January 27, 2000, the Company increased the number of authorized number of common shares to 100,000,000. This increase in authorized shares of common stock has been retroactively reflected in the accompanying financial statements and in these notes.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)

(9)  STOCK OPTION PLANS

The Company has two employee stock option plans that provide for the granting of incentive and non-qualified stock options to purchase shares of common stock. A committee of members of the Company's Board of Directors administers the plans.

1998 Stock Option Plan

Options granted under the 1998 stock option plan typically vest on an accelerated basis over a period of three years. No option can expire more than 10 years from the date of grant. Upon a change in control of the Company, 80 percent of each employee's total granted options, which have not vested in the ordinary course of business, shall be immediately vested. Any remaining unvested options may become vested upon approval of the Company's Board of Directors. In November 2000, the Company's 1998 stock option plan was terminated and all outstanding stock options were converted into options of SonicWALL.

1999 Stock Option Plan

Options granted under the 1999 stock option plan typically vest ratably over a period of four years. No option can expire more than 10 years from the date of grant. Upon a change in control of the Company, 80 and 50 percent of each employee's total granted options, which have not vested in the ordinary course of business, shall be immediately vested for options granted on or before February 3, 2000 and for options granted after February 3, 2000, respectively. Any remaining unvested options may become vested upon approval of the Company's Board of Directors. In November 2000, the Company's 1999 stock option plan was terminated and all outstanding stock options were converted into options of SonicWALL.

Stock Option Activity

A summary of option activity under the Company's stock option plans for the years ended December 31, 1998 and 1999 is presented below:

                                                                                         Weighted- Average
                                                     Options            Price Range        Exercise Price
                                               -------------------------------------------------------------
       Balance, December 31, 1997                             -
            Granted                                     949,000        $0.50 - $1.00          $0.55
            Exercised                                       600         0.50 - 1.00            0.92
            Cancelled or expired                         10,000            0.50                0.50
                                               --------------------
       Balance, December 31, 1998                       938,400         0.50 - 0.75            0.55
            Granted                                     672,000         0.75 - 4.00            2.47
            Exercised                                     8,900         0.50 - 0.75            0.69
            Cancelled or expired                         22,200         0.75 - 2.00            1.59
                                               --------------------
       Balance, December 31, 1999                     1,579,300        $0.50 - $4.00           1.35
                                               ====================

The weighted average fair values of options granted during the years ended December 31, 1999 and 1998 were $2.34 and $0.26 per share, respectively. As of December 31, 1999, the 1,579,300 shares outstanding had a weighted-average remaining contractual life of 8.1 years and 791,000 were exercisable.

Subsequent to December 31, 1999, the Company granted options to purchase 2,035,550 shares of the Company's common stock under the 1999 Stock Option Plan. Of these options, 43,000 options had an exercise price of $4.00 per share and 1,992,550 options had an exercise price of $6.50 per share.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


Stock-Based Compensation

SFAS No. 123 requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options under the fair value method. The fair market value of the stock options is estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for grants during the years ended December 31, 1999 and 1998: risk-free interest rates of 5.6 and 4.7 percent, respectively; expected dividend yield of 0 percent; volatility of 0 percent and expected exercise lives of 8 years. For purposes of the pro forma disclosures, the estimated fair market value of the stock options is amortized over the vesting periods of the respective stock options. Following are the pro forma disclosures and the related impact on net loss for the years ended December 31, 1999 and 1998:

                                           1999                     1998
                                  ----------------------    -------------------
         Net loss as reported      $    (8,556,063)          $   (2,574,891)
         Net loss pro forma        $    (8,765,934)          $   (2,636,553)

Stock Options Granted to Non-Employees

During the year ended December 31, 1999, the Company granted options to purchase 117,500 shares of common stock to non-employees for consulting and other services. These options have vesting periods ranging from one to three years and expire six months to five years from their respective vesting date and a weighted average exercise price of $2.10 per share. The value of these options was determined to be $256,532 based on the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 5.2 percent; expected dividend yield of 0 percent; volatility of 60 percent and expected exercise life 4.7 years. The value of the options was expensed by the Company on the date the related services were performed.

(10)  INCOME TAXES

No provision or benefit for income taxes was recorded by the Company during the years ended December 31, 1999 and 1998 due to the Company's net operating losses for which no benefit has been provided. The components of the Company's income tax provision (benefit) for the years ended December 31, 1999 and 1998 were as follows:

                                                                        1999                 1998
                                                              --------------------------------------------
         Current:
             Federal                                            $               -      $               -
             State                                                              -                      -
                                                              --------------------------------------------
                                                                                -                      -
                                                              --------------------------------------------
         Deferred:
             Federal                                                   (2,802,984)              (868,386)
             State                                                       (412,204)              (127,704)
             Increase in valuation allowance                            3,215,188                996,090
                                                              --------------------------------------------
                                                                                -                      -
                                                              --------------------------------------------
                                                                $               -      $               -
                                                              ============================================

The significant components of the Company's deferred income tax assets and liabilities at December 31, 1999 and 1998 were as follows:

                                                                          1999                   1998
                                                              --------------------------------------------
         Deferred income tax assets:
             Net operating loss carryforwards                   $       4,070,459      $         957,411
             Reserves and accrued expenses                                 87,399                 26,649
             Book depreciation in excess of tax                            72,283                 30,893
                                                              --------------------------------------------

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)

                 Total deferred income tax assets              4,230,141              1,014,953
             Valuation allowance                              (4,230,141)            (1,014,953)
                                                     --------------------------------------------
                 Net deferred income tax assets        $             -        $             -
                                                     ============================================

As of December 31, 1999, the Company had net operating loss carryforwards of approximately $10,437,000. These net operating loss carryforwards expire as follows: $2,455,000 in 2013 and $7,982,000 in 2014. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of net operating loss carryforwards in the event of an acquisition or other changes in ownership.

(11)  COMMITMENTS AND CONTINGENCIES

Litigation

The Company may become party to certain legal proceedings arising in the ordinary course of business. Management believes, after consultation with legal counsel, that as of December 31, 1999 and September 30, 2000, no pending or threatened legal proceedings exist which would have a material adverse effect on the Company's financial position, liquidity or results of operations.

Operating Leases

The Company leases its corporate offices and engineering facilities. Through May 1999, the Company leased a facility from a partnership consisting of four individuals who are shareholders, officers and directors of the Company (the "Partnership") (see Note 12) under a lease scheduled to expire on December 31, 2002. The Partnership lease requires the Company to pay taxes, maintenance, insurance and all other operating costs of the leased property. In May 1999, the Company relocated certain of its operations to additional facilities under the terms of a 19-month sublease agreement with a third-party. Rent expense for the years ended December 31, 1999 and 1998 under these two leases totaled $207,758 and $140,928, respectively. Both of these leases were terminated subsequent to December 31, 1999.

The Company leases certain of its equipment under operating lease agreements. Rent expense for the years ended December 31, 1999 and 1998 under these leases was $49,527 and $7,467, respectively.

The aggregate commitments under operating leases in effect at December 31, 1999 were as follows:

                           Year Ending December 31,
                           -----------------------
                                   2000                 $      290,427
                                   2001                        163,285
                                   2002                        151,122
                                                        --------------------
                                                        $      604,834
                                                        ====================

In April 2000, the Company combined all of its operations into a new facility, terminated its lease with the Partnership and terminated the sublease agreement. The lease arrangement for the new facility provides for a five year lease commitment beginning with a first year lease amount of $413,856, with an annual increase of $17,244, thereafter. The Company is also obligated to cover its proportionate share of common area expenses, including taxes, maintenance, insurance and utilities with an anticipated initial annual cost of $172,440. The lease for the new facility additionally granted the Company an option to purchase the leased premises for $6,669,000. This purchase option expires on July 20, 2001. The commencement of the new facility lease and the terminations of the Partnership lease and the sublease resulted in a net increase in aggregate commitments under operating leases of $315,671, $460,173, $477,417, $633,717, $650,961 and $163,818 for the years ending December 31, 2000, 2001,
2002, 2003, 2004 and 2005, respectively. In connection with the lease terminations, the Company expensed leasehold improvements having a net book value of $14,497 on the date of lease termination.

                              PHOBOS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 2000 and 1999 is unaudited)


Employment Agreements

In March 1998, the Company entered into employment agreements with four individual shareholders, officers and directors of the Company. Each employment agreement stipulates that if the employee is terminated by the Company without cause, then (1) the employee is entitled to retain one-third of his shares if the employee has been employed for less than three consecutive years and one-half of his shares if he has been employed for at least three consecutive years and (2) the Company is obligated to pay the employee's base salary for a period of 180 days after the termination. The remaining shares are subject to certain buy-back provisions. In the event the employee is terminated by the Company with cause, all of the employee's shares are subject to certain buy-back provisions and the Company is obligated to pay the employee's base salary for a period of 90 days after termination.

On June 5, 2000, the Company entered into an employment agreement with the then current President and CEO of the Company. The employment agreement provides for an annual salary of $200,000 and a performance bonus of up to $150,000 if certain goals are met. An additional $150,000 may be awarded at the discretion of the Board of Directors based upon an annual incentive program to be established by the Board of Directors. Additionally, the agreement provided for the issuance of 835,000 options at an exercise price of $6.50 per share to vest ratably over a four year period. If the individual is terminated for any reason other than for cause, as defined in the agreement, the Company shall pay the individual $350,000 and accelerate that portion of the individual's stock options which would have vested within one year after the date of the termination. The employment agreement is an at will agreement.

(12) OTHER RELATED-PARTY TRANSACTIONS

The Company has entered into certain transactions with related parties. The Company believes that the terms of these related-party transactions are no less favorable than the terms that could have been obtained from an unaffiliated third party in a similar transaction.

Facility Lease

As of December 31, 1999 and through April 30, 2000, the Company leased building space from the Partnership (see Note 11). The Company paid rent to the Partnership totaling $139,056 for each of the years ended December 31, 1999 and 1998.

Note Receivable

In October 1997, the Company loaned $47,245 to the Partnership. Amounts outstanding under the note bore interest at 8.5 percent, required monthly payments of $3,331 and were due December 31, 1998. Amounts outstanding under the note totaled $38,192 at December 31, 1997. This amount, together with accrued interest, was paid during 1998.

Royalty Agreement

In March 1997, the Company entered into a royalty agreement with a shareholder. The royalty agreement required the payment of the greater of a minimum royalty payment of $80,000 per year, or $2.00 for each product distributed to any user or reseller that contained certain technology. The Company paid a total of $20,000 during 1998, prior to the cancellation of the royalty agreement in March 1998.

(13) SUBSEQUENT EVENT

Employee Bonus

On October 13, 2000, the Board of Directors approved a bonus plan for the employees of the Company. On October 31, 2000, the Company paid $3,339,688 to the employees under this plan.